Exhibit 99.1

Johnson Outdoors Posts Strong Growth in Fiscal Second Quarter

RACINE, Wis., May 05, 2017 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading outdoor recreation equipment company, today reported double-digit increases in sales and earnings for the 2017 second fiscal quarter and first fiscal six months ending March 31, 2017.

"Excitement in the market for Johnson Outdoors’ innovative new product line-up is giving us a great start to the year and positioning our brands for continued growth and success.  Importantly, we are leveraging the unique combination of pioneering technologies in our Minn Kota® and Humminbird® brands to maximize the growth potential of our Fishing business.   Watercraft Recreation sales are outpacing the competition to sustain a profitable growth trajectory, and we are beginning to see the benefit of our efforts to reinvigorate innovation in Diving,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.  “Ongoing focus and investment against our three key strategic plan priorities – richer consumer insights, enhanced innovation processes and digital sophistication – are essential to ensure continued progress toward our goal of delivering accelerated sustained profitable growth.”

SECOND QUARTER RESULTS

Sales in the second fiscal quarter reflect shipments to customers in anticipation of the primary retail-selling period for the outdoor recreation industry’s warm-weather products.  Net sales surged 12 percent to $149.8 million in the current fiscal second quarter compared to $134.2 million in the prior year quarter, driven by strong new product momentum in the Company’s Fishing and Watercraft Recreation businesses. Key contributing factors in year-over-year comparisons in each business unit were:

  Strong demand for new products in Minn Kota® and Humminbird® brands powered a 16 percent increase in Fishing revenue year-over-year.
  Continued growth in Old Town®, driven in large part by new product success, resulted in a 2 percent increase in Watercraft Recreation sales.
  Favorable response to new core life support products led to a 6 percent jump in Diving revenue.  On a currency neutral basis, Diving sales rose 7 percent.
  Retailer restructuring across the market and higher than normal pre-season customer inventory resulted in a 2 percent decrease in Camping sales.

Total Company operating profit in the fiscal second quarter was $20.5 million, a 35 percent increase over operating profit of $15.1 million in the previous fiscal year quarter.  Gross margin improved to 43.3 percent due to favorable mix and improved operating efficiency in all units.  Operating expense during the quarter increased 12 percent year-over-year due primarily to higher volume-related costs.  Net income in the fiscal second quarter was $14.0 million, or $1.39 per diluted share, increasing 50 percent compared with net income of $9.3 million, or $0.93 per diluted share, in the previous fiscal year’s second quarter.

YEAR-TO-DATE RESULTS

Fiscal 2017 year-to-date net sales advanced 11 percent to $243.5 million versus net sales of $219.5 million in the same fiscal six-month period last year.  Total Company operating profit increased 47 percent to $20.9 million compared with $14.2 million during the first six months of the prior fiscal year-to-date period.  Gross margin during the first six months improved to 41.7 percent versus 40.2 percent in the same fiscal period in the prior year.  Operating expense increased during the first half of the fiscal year due primarily to higher volume, yet declined as a percentage of sales. Net income for the six-month period benefitted from foreign tax credits of $4.2 million recognized in the current year first quarter due to the repatriation of approximately $21.9 million of cash from overseas. Favorable currency exchange and the opportunity to utilize foreign tax credits prompted the decision to repatriate these funds.
Net income during the first fiscal six-month period more than doubled to $18.0 million, or $1.80 per diluted share, compared with $8.8 million, or $0.88 per diluted share in the same six-month period in the prior fiscal year.

OTHER FINANCIAL INFORMATION

At March 31, 2017, cash, net of debt was $24.4 million compared with the Company’s cash, net of debt position of $13.4 million at April 1, 2016.  Depreciation and amortization was $6.6 million in the current year-to-date period versus $5.7 million in the prior fiscal first six-months. Capital spending totaled $5.2 million during the first six-month period compared with $5.6 million in the previous year-to-date period.

“The balance sheet is very strong and our cash position is growing enabling us to continue to invest in strategic priorities and opportunities to expand our business and growth potential.  We remain confident in our ability and plans to create long-term value and consistently pay dividends to shareholders,” said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 5, 2017.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page.  A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that inspires more people to experience the awe of the great outdoors with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing , Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; Eureka!®camping and hiking equipment; and, Silva® compasses.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' “confident,” "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus, and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in working capital management and cost-structure reductions; the Company’s ongoing success in meeting financial covenants in its credit agreements with its lenders; the Company’s success in integrating strategic acquisitions; the risk of future write downs of goodwill or other long-lived assets; the ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	March 31 2017	April 1 2016	March 31 2017	April 1 2016
Net sales	$149,807	$134,192	$243,536	$219,490
Cost of sales	84,894	79,197	142,058	131,196
Gross profit	64,913	54,995	101,478	88,294
Operating expenses	44,455	39,857	80,548	74,056
Operating profit:	20,458	15,138	20,930	14,238
Interest expense, net	115	287	578	469
Other (income) expense, net	(1,494)	182	(1,440)	(381)
Income before income taxes	21,837	14,669	21,792	14,150
Income tax expense	7,878	5,348	3,777	5,363
Net income	$13,959	$9,321	$18,015	$8,787
Weighted average common shares outstanding - Dilutive	9,915	9,848	9,892	9,821
Net income per common share - Diluted	$1.39	$0.93	$1.80	$0.88

Segment Results
Net sales:
Fishing	$105,424	$90,993	$172,495	$149,593
Camping	11,375	11,616	17,110	17,930
Watercraft Recreation	15,087	14,751	21,304	21,129
Diving	18,026	17,060	32,919	31,352
Other/eliminations	(105)	(228)	(292)	(514)
Total	$149,807	$134,192	$243,536	$219,490
Operating profit (loss):
Fishing	$22,838	$17,283	$30,031	$22,978
Camping	1,011	999	239	797
Watercraft Recreation	847	831	49	296
Diving	311	(704)	(750)	(2,578)
Other/eliminations	(4,549)	(3,271)	(8,639)	(7,255)
Total	$20,458	$15,138	$20,930	$14,238

Balance Sheet Information (End of Period)
Cash and cash equivalents			$29,360	$50,938
Accounts receivable, net			122,386	102,786
Inventories, net			74,858	89,769
Total current assets			230,611	248,066
Total assets			342,302	354,789
Short-term debt			-	373
Total current liabilities			86,775	86,128
Long-term debt, less current maturities			5,000	37,172
Shareholders’ equity			221,324	207,189

AT JOHNSON OUTDOORS INC.
DAVID JOHNSON
VP & CHIEF FINANCIAL OFFICER
262-631-6600

PATRICIA PENMAN
VP – GLOBAL MARKETING SERVICES & COMMUNICATIONS
262-631-6600